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                                                                       Exhibit 5



                        FORM OF OPINION OF SOMMER & BARNARD
                         -----------------------------------




                                    July __, 1998


Proffitt's, Inc.
750 Lakeshore Parkway
Birmingham, Alabama 35211

Ladies and Gentlemen:

     You have requested our opinion in connection with the Form S-4 Registration Statement which is being filed with the Securities and Exchange Commission by Proffitt's, Inc. ("Proffitt's"), with respect to the shares of the Common Stock, $0.10 par value, of Proffitt's (the "Shares") to be issued to stockholders of Saks Holdings, Inc. ("Saks"), in the event the Agreement and Plan of Merger among Proffitt's, Fifth Merger Corporation and Saks is approved and the transactions contemplated therein are consummated, all as further described in the Registration Statement.

     We have examined such records and documents, and have made such investigations of law and fact as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that, when converted in the manner described in the Registration Statement (including all exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state Blue Sky laws, the Shares will have been duly authorized, validly issued, fully paid and not subject to further assessment.

     We consent to the use of our name under the caption "LEGAL MATTERS" in the Prospectus included in the Registration Statement and to the filing of this opinion as EXHIBIT 5 to the Registration Statement.

                                   Sincerely,




                                   SOMMER & BARNARD, PC